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Exhibit 10.4


                            ADDENDUM TO OFFER LETTER
                                  JOSEPH NOONAN

         Upon termination of your employment by Eprise other than for "Cause" (as defined below), Eprise will pay you your base salary and will continue your employee welfare benefits [as described in this letter] for the six (6) month period following the date of termination. In addition to your rights to continuation of base salary and employee welfare benefits, you will be entitled to any COBRA or other statutory benefits and any conversion rights or privileges that you may have under insurance policies secured on your behalf by Eprise. A termination will be for "Cause" if, in the reasonable judgment of the Company's board of directors, you have:

         (a) failed to perform (other than by reason of disability) or been materially negligent in the performance of your duties and responsibilities to the Company or any of its affiliates, as they are determined from time to time by the board of directors and/or set forth in written Company policies;

         (b) violated your obligations to the Company under the terms of the [Confidentiality/Assignment of Inventions Agreement] of even date herewith; or

         (c) otherwise engaged in conduct that is materially harmful to the business, interests or reputation of the Company or any of its affiliates.


Before terminating you for Cause, the Company will provide you with notice and an opportunity to be heard.




--------------------------------
Joseph A. Forgione
President & CEO
Eprise Corporation